UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2006

SRS LABS, INC.

(Exact Name of registrant as specified in its charter)

Delaware	0-21123	33-0714264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2909 Daimler Street
Santa Ana, California		92705
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 442-1070

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On March 1, 2006, SRS Labs, Inc. (the “Company”) issued a press release which, among other disclosures, made the following statements “Our licensing business has shown year-over-year growth from 2000 to 2004, and for the nine months ended September 30, 2005, revenues for the licensing business increased approximately 30 percent to $10.5 million from $8.1 million during the same period in 2004.  Sales in the licensing business continued to be strong during the fourth quarter ended December 31, 2005.”  A copy of that press release is attached hereto as Exhibit 99.1.   The above-reference statements being furnished in this Item 2.02 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 2.05  Costs Associated with Exit or Disposal Activities.

Sale of the Company’s Semiconductor Business

On February 23, 2006, the Board of Directors (the “Board”) of the Company approved a plan to sell the Company’s Hong Kong-based semiconductor business, Valence Technology Limited, in order to focus increased management attention and financial resources on what it believes to be a larger and expanding market opportunity for its licensing business.  The Company has retained Kaufman Bros., L.P., a financial advisor based in New York City, to assist it in facilitating a sale.

In connection with the sale, the Company may incur cash and non-cash accounting charges.  The Company cannot at this time reasonably estimate the accounting charges.  The timing and amount of the charges, as well as any related benefits, are currently being analyzed.  The Company will file an amendment to this Current Report on Form 8-K after it makes a determination of such estimates.

As a result of the decision to sell its semiconductor business, commencing with the first quarter ending March 31, 2006, the Company will account for that business segment as a discontinued operation.

Divestitures of the Company’s Interest in the CHS/SRS LLC

On February 23, 2006, the Board authorized management to take all reasonable steps to divest the Company’s entire equity interest in CHS/SRS, LLC, a joint venture between the Company and Coming Home Studios, LLC (the “CHS/SRS Joint Venture”).  In connection with a strategic alliance with Coming Home Studios LLC to increase the Company’s brand awareness among consumers, the Company invested approximately $3.4 million in the CHS/SRS Joint Venture.  The CHS/SRS Joint Venture was formed in September, 2004 to produce and distribute six concert videos (the “Concert Videos”) by Duran Duran, Godsmack, Boz Scaggs and All Access featuring the Company’s Circle Surround technology.  The Company has not yet estimated the costs it will incur in connection with the divestiture of its equity interest in the CHS/SRS Joint Venture.  The Company will file an amendment to this Current Report on Form 8-K after it makes a determination of such estimates.

Item 2.06  Material Impairments

The information set forth under Item 2.05 above under the caption “Divestitures of the Company’s Interests in the CHS/SRS LLC” is hereby incorporated by reference into this Item 2.06.

On February 23, 2006 the audit committee of the Board, approved management’s recording of an asset impairment charge of up to $3.4 million related to the Company’s investment in the CHS/SRS Joint Venture which will be included in the Company’s consolidated results of operations for the quarter ended December 31, 2005.

Initially, Coming Home Studios LLC was the manager of the CHS/SRS Joint Venture; however, due to the Company’s concerns about production delays and completion risks with respect to the Concert Videos, the Company became manager of the CHS/SRS Joint Venture in July, 2005.  As a result of becoming the manager of, and providing financial support to, the CHS/SRS Joint Venture, the Company was required under FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46R), to consolidate the financial statements of the CHS/SRS Joint Venture into the Company’s financial statements beginning with the third quarter of fiscal 2005.  All inter-company accounts and transactions between the Company and the CHS/SRS Joint Venture were eliminated in the Company’s consolidated financial statements.

In accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long Lived Assets, the Company evaluates the recoverability of certain long lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  To date, only three of the six Concert Videos have been completed and distributed, and sales of the three completed Concert Videos have been significantly below pre-release forecasts.  Management therefore tested the recoverability of the Company’s investment in the CHS/SRS Joint Venture against the expected future net cash flows to the Company from the CHS/SRS Joint Venture.  Based on (a) sales to date and expected future sales of the three completed Concert Videos, and (b) the estimated cost to complete the remaining three Concert Videos and their expected sales once completed, management concluded that the carrying amount of the Company’s investment in the CHS/SRS Joint Venture is not fully recoverable and that the value of the asset may be zero as of December 31, 2005.

Management has recorded an impairment charge of $3.3 million based on an impairment of the carrying value of the Company’s investment in the CHS/SRS Joint Venture as of December 31, 2005.  The impairment charge estimate is preliminary, and will be subject to audit procedures performed by the Company’s independent registered public accounting firm.  When the impairment charge is revised, the Company will file an amendment to this Current Report on Form 8-K.  The impairment does not relate to current or future cash charges.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release dated March 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRS LABS, INC.,
a Delaware corporation

Date: March 1, 2006	By:	/S/ THOMAS C.K. YUEN
Thomas C.K. Yuen
Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release dated March 1, 2006.